Exhibit 99.1
NEWMONT REALIZES $1,966 MILLION ON COMPLETION OF SENIOR NOTES OFFERING
Denver, September 18, 2009 — Newmont Mining Corporation (NYSE: NEM) (the “Company”) today announced that it has realized aggregate net proceeds of approximately $1,966 million, after deducting estimated discounts and expenses, on the closing of its public offering of Senior Notes consisting of (i) 5.125% Senior Notes due 2019 in the principal amount of $900 million, and (ii) 6.250% Senior Notes due 2039 in the principal amount of $1.1 billion. The offering was made pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission.
The notes will rank equally with the Company’s existing and future unsecured senior debt and senior to the Company’s future subordinated debt. The notes will be guaranteed on a senior unsecured basis by the Company’s subsidiary Newmont USA Limited. This guarantee will be the unsecured senior obligation of Newmont USA Limited.
The Company intends to use the net proceeds of this offering for working capital and for general corporate purposes, including costs of exploration, development of the Company’s project pipeline and acquisition initiatives that may become available to the Company, although no specific acquisitions have been identified as of the date of this news release. Pending those uses, the Company intends to repay a portion of the Company’s senior revolving credit facility and place the remaining proceeds in short-term liquid investments.
Deutsche Bank Securities and UBS Investment Bank are the joint book-runners for the offering. When available, copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from: Deutsche Bank Securities Inc., at 1-800-503-4611, or UBS Securities LLC, at 1-877-827-6444 ext 561-3884.
This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus. A registration statement relating to the securities has been filed with the Securities and Exchange Commission, which was effective upon filing; a final prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission.
Copies of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained at www.sec.gov.

Investor Contact:	John Seaberg	(303) 837-5743	john.seaberg@newmont.com

Media Contact:	Omar Jabara	(303) 837-5114	omar.jabara@newmont.com

Cautionary Statement
This news release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include, without limitation, statements regarding future sales of securities and use of proceeds of such sales. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, commodity price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, investor demand and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2008 Annual Report on Form 10-K, filed February 19, 2009, as amended by Annual Report on Form 10-K/A filed June 8, 2009 and the Current Report on Form 8-K dated September 14, 2009 and filed on September 15, 2009, on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.